Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “Amendment”) is entered into as of January 4, 2022, by and among SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), BRC Inc., a Delaware corporation and wholly owned subsidiary of SilverBox (“Pubco”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Merger Sub 1”), BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox (“Merger Sub 2”), Grand Opal Investment Holdings, Inc., a Delaware corporation (“Blocker Corp”), and Authentic Brands, LLC, a Delaware limited liability company (the “Company”). SilverBox, Pubco, Merger Sub 1, Merger Sub 2, Blocker Corp and the Company shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Any capitalized term used but not defined in this Amendment shall have the meaning ascribed to such term in the Combination Agreement (as defined herein).

RECITALS

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of November 2, 2021 (as may be further amended or modified from time to time, the “Combination Agreement”);

WHEREAS, Section 9.3 of the Combination Agreement provides that the Combination Agreement may be amended or modified only by a written agreement executed and delivered by the Parties; and

WHEREAS, the Parties desire to modify and amend the Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

AMENDMENT

1.   The third full paragraph on page 4 of the Combination Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, at the Closing, Pubco, the Sponsor, the Existing Company Unitholders (other than holders of Existing Company Preferred Units, Blocker Corp and the Blocker Corp Shareholders) and the Company will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, the Existing Company Unitholders (other than holders of Existing Company Preferred Units, Blocker Corp and the Blocker Corp Shareholders) will be granted certain registration rights with respect to their respective shares of Pubco Common Stock, will agree not to effect certain sales or transfers of a portion of the Equity Securities of Pubco held by any of them during the lock-up period described therein, will agree to be bound by certain voting obligations with respect to election of Directors and will agree on certain other corporate governance matters, in each case, on the terms and subject to the conditions therein;”

2.   Section 1.1 of the Combination Agreement is hereby amended by adding the following definitions in proper alphabetical order:

““Applicable Premium” means the greater of (a) 1.0% of the principal amount of the Existing Company Preferred Units and (b) on any redemption date, the excess (to the extent positive) of (i) the present value at such redemption date of (A) the redemption price equal to 100% of the total outstanding principal amount thereof at December 31, 2022, plus (B) all required distributions payments due on such Existing Company Preferred Units to and including such date set forth in clause (A) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate (as defined in the Company LLC Agreement) at such redemption date plus 50 basis points, over (ii) the outstanding principal amount of such Existing Company Preferred Units, in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.”

““Applicable Premium Account” has the meaning set forth in Section 2.7(a).”

““Supplemental Company Common Units” means, collectively, the aggregate number of Company Common Units equal to (a) the Supplemental Equity minus (b) the Supplemental Pubco Class A Shares.”

““Supplemental Equity” means, collectively, the aggregate number of Company Common Units and Pubco Class A Shares equal to the quotient of (a) the amount of proceeds from the Applicable Premium Account and (b) $10.00.”

““Supplemental Pubco Class A Shares” means, collectively, the aggregate number of Pubco Class A Shares equal to the pro rata portion of the Supplemental Equity attributable to Blocker Corp in respect of the Existing Company Common Units it held immediately prior to the consummation of the Business Combination.”

3.   The definition of “Common Unit Redemption Amount” under Section 1.1 of the Combination Agreement is hereby amended and restated in its entirety as follows:

““Common Unit Redemption Amount” means, as of the Reference Time, the amount of cash equal to (a) the Aggregate Cash Raised, plus (b) Company Cash, minus (c) Unpaid Company Expenses and SilverBox Expenses, minus (d) the Preferred Unit Redemption Amount, minus (e) the amount of the Indebtedness of the Group Companies to be repaid at the Closing pursuant to Section 2.4(d), minus (f) the amount of the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Common Units and Existing Company Preferred Units, minus (g) the Company Minimum Retained Cash Amount; provided, however, that the Common Unit Redemption Amount shall not exceed an amount equal to $117,703,000 minus the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Common Units. A sample calculation of the Common Unit Redemption Amount is set forth on Annex C to this Agreement.”

4.   The definition of “Continuing Company Unit” under Section 1.1 of the Combination Agreement is hereby amended and restated in its entirety as follows:

““Continuing Company Units” means, collectively, the aggregate number of Company Common Units equal to the difference between (a) the Aggregate Company Units minus (b) the quotient of (i) the sum of the Common Unit Redemption Amount plus the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Common Units, and (ii) $10.00.”

5.   The definition of “Net Equity Value” under Section 1.1 of the Combination Agreement is hereby amended and restated in its entirety as follows:

““Net Equity Value” means (a) an amount equal to $1,577,289,500 minus (b) the Unpaid Company Expenses in excess of $30,000,000, minus (c) the Preferred Unit Redemption Amount, minus (d) the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Preferred Units, plus (e) the product of (i) the Additional Subject Shares (as defined in the Sponsor Letter Agreement), if any, and (ii) $10.00.”

6.   The definition of “Preferred Unit Redemption Amount” under Section 1.1 of the Combination Agreement is hereby amended and restated in its entirety as follows:

““Preferred Unit Redemption Amount” means (a) the aggregate amount payable for the redemption of the issued and outstanding Existing Company Preferred Units as of the Closing Date based on the redemption price as set forth in the Company LLC Agreement, including the amount of any change of control or redemption fees, premium (including, for the avoidance of doubt, the Applicable Premium) or other amounts payable in connection therewith, minus (b) the cash portion of the Blocker Merger Consideration paid in respect of Existing Company Preferred Units.”

7.   The first clause of Section 2.1(f)(i) of the Combination Agreement is hereby amended and restated in its entirety as follows:

“On the terms and subject to the conditions set forth in this Agreement (including, for the avoidance of doubt, Section 2.7) and in accordance with the DLLCA,”

8.   Article 2 of the Combination Agreement is hereby amended by adding the following paragraph as a new Section 2.7:

“Section 2.7   Post-Closing Adjustments.

(a)   Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 2.1(f)), on the Closing Date, the Company shall (i) withhold from the Preferred Unit Redemption Amount an amount equal to the Applicable Premium and (ii) deposit such amount in a segregated bank account of the Company (the “Applicable Premium Account”) to be held for a period not exceeding 60 calendar days following the Closing Date.

(b)   No later than 60 calendar days following the Closing Date, the proceeds from the Applicable Premium Account shall be allocated by the Company as follows: (i) if the Applicable Premium is payable to the former holders of Existing Company Preferred Units, then the Company shall use all of the proceeds from the Applicable Premium Account to pay the Applicable Premium to the former holders of Existing Company Preferred Units on a pro rata basis; and (ii) if the Applicable Premium is not payable to the former holders of Existing Company Preferred Units, then (A) the Company shall issue the Supplemental Company Common Units to the Existing Company Unitholders (other than Blocker Corp) on a pro rata basis, (B) Pubco shall issue (1) a number of Pubco Class B Shares equal to the number of Supplemental Company Common Units to the Existing Company Unitholders (other than Blocker Corp) on a pro rata basis and (2) the Supplemental Pubco Class A Shares to the Blocker Corp Shareholders on a pro rata basis, and (C) the Company shall release the Applicable Premium held in the Applicable Premium Account to the Company to make such funds available for use as general working capital funds.

(c)   For the purpose of determining whether the Applicable Premium shall be payable or not payable to the former holders of Existing Company Preferred Units, (x) the threshold $1.25 billion equity value of the Company, as referenced in Section 8.13(b) of the Company LLC Agreement, shall be determined using the 30-day volume-weighted average price calculated as of the later of the 30th day following the Closing Date and the date on which the Form S-1 Shelf (as defined in the Investor Rights Agreement) is declared effective by the SEC, and (y) in computing such threshold, the Common Unit Redemption Amount shall be added to the foregoing calculation of the Company’s equity value based upon the 30-day volume weighted average price.

9.   Clause (y) of the first sentence of Section 5.6 of the Combination Agreement is hereby amended and restated in its entirety as follows:

“(y) a prospectus of Pubco that will be used to register the Pubco Common Stock and Pubco Warrants to be issued in connection with the transactions contemplated by this Agreement (other than the Pubco Common Stock issuable in exchange for the SilverBox Class C Shares pursuant to Section 2.2(b)(iii)).”

10.   Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Combination Agreement, all of which shall remain in full force and effect.

11.   Article 9 of the Combination Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first written above.

SILVERBOX ENGAGED MERGER CORP I

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

BRC INC.

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

SBEA MERGER SUB LLC

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

BRCC BLOCKER MERGER SUB LLC

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

GRAND OPAL INVESTMENT HOLDINGS, INC.

By:	/s/ Almudena de Egana Huerta
Name:	Almudena de Egana Huerta
Title:	Authorized Signatory

[Signature Page to First Amendment to Business Combination Agreement]

AUTHENTIC BRANDS, LLC

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]